Exhibit 10.9

Makeup.com Limited

About Makeup.com Limited: Makeup.com limited is a leading online makeup and beauty product retailer that prides itself on offering top-of-the-line beauty products from well-known and up-and-coming brands to suit their customers needs. Their extensive collection which is available for purchase at makeup.com includes brands such as Benefit Cosmetics, Clinique, Lancome and many more. In addition, they offer a variety of skin care and perfume products.

About LifeTips: LifeTips was founded in 1999 and offers content solutions and link strategies for companies like Buy.com, Circuit City, Dunlop Tire, H&R Block, LowerMyBills, Merck, Office Depot, Verizon Wireless and hundreds more. All of our solutions are designed to engage readers, build brand, drive traffic and improve conversions/sales. From Article writing to On-Demand Book publishing to Tip and Advice centers to Exclusive Sponsor/ Link programs to RSS Feeders, and more, we offer a comprehensive portfolio of content solutions that become business building assets to our clients.

We offer the two building blocks for SEO success online: quality content and link strategy from LifeTips.com, an authority website. We're the web's best source for 500+ expert writers that create content that connects, solves problems, and enlightens and engages.

About ideaLaunch: Idealaunch is our sister company also owned by LifeTips president Byron White. It takes a unique approach to creating, designing and developing websites, marketing campaigns and viral marketing solutions. We tap into the art and science of web marketing.  We create ideas that we think will ignite interest, entice action, keep visitors coming back and build brand.  Then we wrap those ideas with great content and design.  But that’s just the beginning.  All solutions come with the notion that they can be continuously improved, using split testing and multivariate testing of variations of content and design to constantly improve results.

Our Staff:  We have deep resources to draw on including an in-house staff of full-time professionals and a pool of hundreds of screened, expert writers. Our in house editors are award winning journalist and writers with decades of experience creating engaging content. Our SEO and technology specialist, our scientists, have frequently been honored by the industry and are sought-after contributors to industry forums and knowledge centers. Our graphics and we designers create clean solutions that catch visitors passing on-the-fly. And we boast the web's largest pool of 500+ seasoned freelance writers who are tested, proven, and published professionals.

Makeup.com Limited

The SEO Edge
Nowadays, business success has a crucial component—search engine success. Your company needs top rankings in the search engines to be visible, to be credible, to be a player. To achieve this goal, we offer content solutions that connect with readers, keep them engaged and keep them coming back. Our research indicates that this is the best strategy to appeal to the spider bots and achieve top listings in the search engines.  Our web solutions have what we call The SEO Edge because that’s what it’ll give you—the competitive edge. With exclusive access to millions of search terms at LifeTips, knowledge from hundreds of thousands of questions asked by readers over the years, and active ratings of tips on our website, LifeTips has got something that no-one else has: We know what knowledge seekers want. And that’s the edge needed to create web content that works for both readers and the search engine bots.

Our Guarantee
All our solutions are backed with a simple guarantee: If you’re not completely satisfied with our content solutions, programs and technology applications, we’ll refund your money or cancel your contract. Period.

Makeup.com Limited

Scope of the Project
The Makeup.com website is in need of SEO content and link strategy work and light design enhancement to improve visibility, brand recognition, conversion, and sales.

Planning
As the first part of the LifeTips process, we will offer a complete analysis of the client’s existing website infrastructure and review overall marketing material and strategy.  An intensive Brainstorm session will help flush out the strategy for projects discussed in this proposal and priority of the solutions and deliverables. LifeTips will work closely with the client to build a solid SEO and conversion enhancement strategy that grows revenue and will be implemented in a series of phases throughout the course of the year.

Consulting Services
Led by our President, Byron White, one of the speakers you’ll find at the Search Engine Marketing conferences, our team will review your website and contextual marketing strategy quarterly. We'll offer no-holds-barred advice on improving graphic user interface design, call-to-action clarity, navigation problems, SEO problems, the organic strength of various pages and more. We’ll create necessary reports and review everything with you in a conference call, recording it for future reference, if desired. We’ll direct you to white papers we’ve written that offer solutions. The goal of the whole exercise is to rectify SEO problems, improve conversion and increase traffic and sales.

Makeup.com Limited

Tip and Advice Center
Your new Tip and Advice Center on Beauty Products and Makeup will feature 450 tips and dozens of new pages designed to appeal to readers and the spider bots. This new section of your website will translates your company’s expertise and point of view into easily understood tips, pointers and advice that people can really use. Our writers tips do the most important job marketing can do; they show people what your company can do for them. You’ll approve and own the expert tips, SEO and design, all created with your input. Internal link strategy is engineered to support the SEO of existing pages on your website and link readers to your products and services.

Tip and Advice Center Design: Our engineers and designers will develop and deliver a fully functional HTML solution with your headers and footers, and images as part of the solution. You measure the ROI with reports, new traffic, conversion and sales.

Sponsor/Link Program
Makeup.com will become the exclusive sponsor of the make-up.lifetips.com niche topic at LifeTips. And when we say exclusive, we mean it; your competition will be shut out for the year of your contract.  One of our expert writers an additional 100 expert tips on top of the content currently on the Tip Site, 30 of which feature your brand and a link phrase pointing directly to landing pages you provide that are optimized for that keyword phrase. Our research concludes that these links will improve your link popularity and boost your listing positions in the search engines.  Our writers, editors, SEO specialists and link engineers create, optimize and launch the new Tip Site in our network, with your approval along the way.  And as part of the deal, you get to run unlimited rich media, banner and text ads throughout the LifeTips network driving traffic to your website.

Monthly Position Reports track the ROI of the program with measured improvement in the search engines for the 30 keyword phases you provide. Monthly Page Strength Reports help pinpoint problems on your landing pages that can easily be fixed by your team or specialists for an additional fee. Traffic reports keep track of visitors from LifeTips to your website from the ad campaigns running in the network.

Makeup.com Limited

Customer Feeder
LifeTips will launch our patent pending Customer Feeder to your customers offering a Tip of the Day that offers a high tech way to share the Makeup.com expertise and knowledge with customers.  On a regular basis, using the latest RSS technology, the feeder sends the Tip of the Day to the opt-in subscribers of Google, Yahoo or MSN personal pages. It’s a white label solution, so we do the work and you get the credit. And the solution allows you to build the Makeup.com brand and stay top-of-mind with the people who matter and opt-in for the savvy advice. And each feed links back to your website. We also create a proprietary Tip of the Day in the latest Google Gadgets format for opt-in subscribers as part of the program if requested.  Price of the solution includes delivery of code for one year license subject to additional tip content delivery throughout the year.

Design Solutions
The LifeTips design team will be offering custom design solutions for your website. Each design project begins with a creative strategy discussion reviewing the target demographic, integration challenges and scope of the appropriate “look and feel” to be designed. Three alternative design solutions are presented for review in the first round. With feedback, another round of design solutions will be presented for final selection. The final design solutions is presented for approval and executed by the LifeTips design and development team.

Optimization of Pages
Our SEO team will optimize 150 web pages on Makeup.com. Our research confirms the importance of properly optimizing the important pages on your website for overall search marketing strategy.  Our SEO services are enhanced with our proprietary Page Strength Tool that grades the SEO strength of each page we optimize.  We can quickly identify the problems of a page and offer solutions for improvement.  Monthly Page Strength Reports combined with Monthly Position Reports to track the success of our optimization strategy for all the pages we optimize as part of the package for a one year period.

Makeup.com Limited

Newsletter/ Article Creation
LifeTips will create  Bi-Monthly (twice a month) 1,000 word newsletters for makeup.com featuring any promotions you choose to publish. Each issue allows you to continually demonstrate your company’s expertise to your customers and prospects. It’s a great way to stay top-of-mind with the people who matter. Everybody’s hungry for content, so we’ll help you feed them what they want: content that connects, enlightens, engages and solves problems. And best of all, the newsletters our writers create for you are custom solutions that you own and can publish on your website for internal link building strategy supporting the optimization of key pages on your website. So you can bridge the gap of communication, sales and SEO strategy. Our team will also design and deliver an HTML template format with content included for application of your promotion and content and link strategy for each issue.

eBook Brochure
We’ll create an eBook to your size specifications featuring the Makeup.com brand on the cover. Our most recent 2007 research indicates that the search engines spiders are indexing PDF content and rewarding links within the content that help validate the SEO on your landing pages.  Our writers will do their usual brilliant job of creating savvy tips, articles or special content that features internal link strategy supporting your SEO.  And like all our white label solutions, you’ll get the credit. Our design team will also create and publish stock photography images or images that you provide featuring your brand, adding visual appeal to the eBook solution. Web readers are orbiting at high speeds, and are difficult to move down the sales funnel. Your eBook download will help catch them on-the-fly, induce trial and showcase your experience well after they’ve passed you by. You’ll associate the MakeUp.com brand with something that solves problems and enlightens while it entertains. And our engineers will assist you in creating the download feature on the pages you select.

Makeup.com Limited

Production Schedule

Allow for approximately (4 – 6 weeks) for project completion and programs described in this proposal.  Monthly retainer and yearly contracts require planning sessions to map out delivery strategy and scope of the project.  Typically, only a few hours of work are required on your end for approval, delivery and success.

Week 1: Questionnaire
By completing an online questionnaire, content needs for your project will be developed for research prior to the first brainstorm session. For web projects, we’ll learn about your link strategy and target landing pages on your website.  Our team will carefully analyze the information you provide and begin to pinpoint problems and develop solutions and strategy.

Week 1: First Consulting Session
Led by our President, Byron White our team will review your website and current marketing strategy. We'll offer no-holds-barred advice on improving graphic user interface design, call-to-action clarity, navigation problems, SEO problems, the organic strength of various pages and more. We’ll create necessary reports and review everything with you in a conference call, recording it for future reference, if desired. We’ll direct you to white papers we’ve written that offer solutions. The goal of the whole exercise is to rectify SEO problems, improve conversion and increase traffic and sales. In this call we will also outline the scope of the projects and strategy that follows.

Week 2: Brainstorm Session
You’ll meet with a team members from LifeTips that may include an editor, SEO specialist, account manager and expert writer assigned to the project. We’ll discuss your content goals and review research and reports generated by our team for the meeting. You’ll help our team identify the engaging topics for the project and map out the SEO and content topic strategy for the project.

Makeup.com Limited

Production Schedule

Week 3: Content Map
Content maps are essential for scoping out the content strategy and getting on the same page with the goals for the project. Content maps are created upon analyzing thousands of popular keyword phrases in the search engines as well as information keywords used by readers of LifeTips.  Contextual success is achieved only when we grind the keyword tracking tools for the hot topics

Week 4-6: Content Approval
Clients typically spend only a few hours reviewing and approving the expert content we create. Super simple admin screens in your Log On Nerve Center enable easy content feedback for communication with our editors.  Our editing team, led by Editor Melanie Nayer, offers the final polish for all content delivered for approval.

Week 5-6: Optimization and Development
Our SEO specialists will optimize all the content we create for your web project, also building internal link strategy and meta strategy for all pages we create or optimize. Proprietary keyword density reports, page strength reports and SEO tools help our engineers properly optimize content and pages. Internal link strategy is engineered as well, that works in concert with the SEO strategy on key pages we identify on your website.

Total    $  124,895

Terms: Please review the payment schedule and delivery sheet attached.  Please sign below and initial each page of this contract within 30 days of the date of this proposal.  You acknowledge the monthly payment terms below, with monthly payments by check, bank transfer, credit card processing or money order. You agree to all of our terms and conditions attached. Fax a copy the signed contract to 617-886-0722.

LifeTips Sign and Date	Client Sign and Date

Makeup.com Limited

Deliverables

The following is a list of solutions that LifeTips team plans on having completed by the target date of November 30th.

Multivariate test launch
Multivariate Testing
Copywriting
Design

Design and Development
Brainstorm kick off
New server installed
New template design alternatives
Migration complete
Elastic path connection complete
New Design Templates Approved
Copy Writing
Beta Testing Site/Design/Processing

Content Development
Tip and Advice Center 160 Tips
4 additional newsletter/articles
80 internal links

Exclusive Sponsorships
Banners Live in LifeTips network
Sponsorship program launch with 30 links

e-book
Designed e-book

Customer Incentive Program

Customer Feeder

Optimization of Pages
60 pages

Site Map Feeder

2 Monthly Production Meetings

Makeup.com Limited

Total Cost and Payment Schedule

$124,895
Paid to date 32,895
Remainder 92,000

September   OctoberNovember   December  January  February    March     April

Total Cost	$124,895
Scheduled Payment Made Before End of Month		$20,000	$15,000	$15,000	$15,000	$15,000	$12,000
Balance	$92,000	$72,000	$57,000	$43,000	$27,000	$12,000	-0-

Makeup.com Limited

General
By engaging any of the services and signing this agreement , “You” Makeup.com Limited accept and agree, without limitation or qualification, to all of the terms and conditions contained in this contract.

Payment
You agree to pay ideaLaunch.com, Inc, a wholly owned subsidiary of LifeTips.com, Inc., the monthly retainer agreed to in this proposal, according to the terms contained therein.

Termination
You may choose to terminate this agreement at any time, without any further liability to ideaLaunch of LifeTips. We may elect to terminate this agreement only if you display negligence, unprofessional behavior, or lack of correspondence with our requests, without any further liability to you. If you would like to cancel this Agreement, you must notify our offices by phone and email. Your monthly retainer for the cancellation month will be prorated and invoiced accordingly for effective termination of the agreement.  You may terminate this agreement for any dissatisfaction with the quality of the content, multivariate test results, or any services provided.  You may request editorial revisions and adjustments, and if not satisfied upon revisions or adjustments, cancel this contract and stop your monthly retainer prorated for the month.

Content Ownership
LifeTips shall deliver quality, original and optimized content that meets all legal requirements, safety requirements and FDA requirements. You shall maintain exclusive ownership and copyright of any content created for projects designating you as the owner of the content, which includes all programs except the sponsor/link program.  LifeTips agrees that you shall have the worldwide, perpetual, irrevocable, and transferable license to such content. You shall not have any ownership of content created and published on the LifeTips website, or content created for the Sponsor/Link Program.  Content ownership is dependent on payment of monthly retainer agreement.

Makeup.com Limited

Representations and Warranties
You Makeup.com Limited represent and warrant that you are authorized to enter into this Agreement. LifeTips represents and warrants that (a) it has all necessary permits, licenses, and clearances to operate the LifeTips Website and post all content contained therein, (b) it has all necessary rights and authority to enter into this Agreement, (c) the content delivered for the project outlined in this contract does not infringe or violate the patents, copyrights, trademarks, rights of publicity, rights of privacy, moral rights, or any other right of any third party, (d) knowingly violate any applicable law or regulation, including applicable privacy laws or (e) advertise any unlawful product or service or the unlawful sale of any product or service.

Confidentiality
Any confidential or proprietary information provided by one party to the other party shall be deemed the “Confidential Information” of the disclosing party.

Indemnification
Each party agrees to indemnify, defend and hold harmless the other party, its parent, subsidiaries, divisions and affiliates and each of their employees, agents and representatives from and against any losses, costs, damages or expenses (including attorneys’ fees) whether incurred in connection with a direct claim between the parties, or a third party claim, suit or subpoena, resulting from claims or actions arising out of or in connection with a breach of any agreement, obligation, covenant, representation or warranty or term set forth in this Agreement by the indemnifying party, or the negligent acts or omissions of the indemnifying party or its employees or agents.

Assignment
This Agreement shall be governed by the laws of the United States of America. Any dispute with respect here to shall be resolved with a professional mediator agreed to by both parties. You may not assign this Agreement without LifeTips prior written consent.